Purchasing Contract of Anhui Xuelingxian Pharmaceutical Co., Ltd.

Contract No.CG 2011001

Party A: Bozhou City Zhongzheng Chinese Medical Pieces Co., Ltd.
Party B: Anhui Xuelingxian Pharmaceutical Co., Ltd

This agreement is made by and between Party A and Party B with regards to the agency sales of Party B for Party A’s products on the principle of common development and mutual benefits:

I.	Distribution products:
306 categories like: White peony root, anemarrhena, salivia chinensis, tatarian aster root, salvia, platycodon root, angelia, indigowoad root, campanumaea pilosula, coastal glehnia root, rhizoma belamcandae, radix astragali, baical skullcap root, radix bupleuri, liquorice, parsnip, snakegourd fruit and figwort, etc.

II.	Sales and scope
1.
Party A and Party B have made an agreement on the sales plan of 2011; Party A agrees to authorize Party B as the distributed agent to take charge of the sales work, and Party B shall make good use of the promotion strength and network to sell the products.

2.	Sales region: Nationwide

III.	Period of sales agency agreement
The valid period of the agreement is from Jan. 5, 2011 to Dec. 31, 2011; when the contract expires, Party B has the priority to extend the contract under the same conditions.

IV.	Product price
The product price shall be executed in accordance with the market price or the agreed transaction price of the both parties.

V.	Sales tasks and requirements
1.
Sales quantity: Within 7 working days after signing the contract, Party B shall purchase the goods firstly with the amount of 1 million Yuan, and it shall not be less than 500,000 Yuan’s purchase amount each month in the coming months; and the annual amount is 8 million Yuan.

2.
Party B promises to complete the task quantity in the regulated region during the effective period of the agreement; it will check in every quarter, and if it cannot complete the task quantity, Party A has right to increase the agent in the region and terminate the relevant contracts.

VI.	Delivery and payment:
Party B shall deliver the goods to the appointed place; Party B will pay for the goods within 90 days after inspection.

VII.	Invoicing
Party A shall bear base-price invoice.

VIII.	Disputes solution
Any disputes related to the agreement shall be solved by the two parties through friendly negotiation; if the negotiation is failed, it shall submit to the people’s court at Party A’s location, so as to protect the legal benefits of the two parties.

IX.	Others
This agreement will take effect after signing of legal representative or authorized agent of Party A; and it will not be invalid owing to the change of the legal representatives, business principals and enterprise entities of any party after the effective date of the agreement; the changing party shall issue the effective written explanations, so as to solve the continuity relations before and after the change and facilitate the normal implementation of the agreement.
The unsettled matters herein shall be discussed separately by the two parties; this agreement is in duplicate, with each party holding one respectively, covering the same legal effect.

Party A: Bozhou City Zhongzheng Chinese Medical Pieces Co., Ltd.	Party B: Anhui Xuelingxian Pharmaceutical Co., Ltd
Representative (signature): Wang Qingfeng	Representative (signature): WangShunli
Date: Jan. 15, 2011	Date: Jan. 15, 2011